Exhibit 99.1

NEWS RELEASE
FOR RELEASE: IMMEDIATE
GATX CORPORATION ANNOUNCES FLEET ACQUISITION
     CHICAGO, December 17 — GATX Corporation (NYSE:GMT) today announced that it has purchased the North American railcar fleet of Allco Finance Group Limited. The diversified fleet consists of 3,650 freight cars with an average age of two years. The total purchase price of approximately $217 million is comprised of approximately $30 million in cash plus the assumption of approximately $187 million in non-recourse debt.
     “This acquisition reflects GATX’s strategy of only acquiring railcars at attractive valuations,” said Brian A. Kenney, president and chief executive officer of GATX. “These railcars are young, fully utilized and complementary to our existing fleet. This transaction will generate attractive economic returns for our shareholders and enhance our earnings growth over the long term.”
     GATX is one of the largest railcar and locomotive leasing companies in the world and one of the largest tank car and specialized railcar leasing companies in North America. GATX’s North American owned railcar fleet totaled approximately 110,000 cars on September 30, 2008.
COMPANY DESCRIPTION
     GATX Corporation (NYSE:GMT) provides lease financing and related services to customers operating rail, marine and other targeted assets. GATX is a leader in leasing transportation assets and controls one of the largest railcar fleets in the world. Applying over a century of operating experience and strong market and asset expertise, GATX provides quality assets and services to customers worldwide. GATX has been headquartered in Chicago, Illinois since its founding in 1898 and has traded on the New York Stock Exchange since 1916. For more information, visit the Company’s website at www.gatx.com.
FORWARD-LOOKING STATEMENTS
This press release contains statements that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. Some of these statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” or other words and terms of similar meaning. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in GATX’s Annual Report on Form 10-K and other filings with the SEC, and that actual results or developments may differ materially from those in the forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof. GATX has based these forward-looking statements on information currently available and disclaims any intention or obligation to update or revise these forward-looking statements to reflect subsequent events or circumstances.
FOR FURTHER INFORMATION CONTACT:
GATX Corporation
Rhonda S. Johnson
312-621-6262
rhonda.johnson@gatx.com
Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.
(12/17/08)